Medical Discoveries dba Global Clean Energy Holdings Completes $1.3 Million Private Placement of Preferred Stock Convertible at a Premium to Current Price of Common Stock

LOS ANGELES--(BUSINESS WIRE)--Medical Discoveries, Inc., dba Global Clean Energy Holdings (Pink Sheets: MLSC) or "MDI/Global" announced today that it has completed a private placement of Series B Preferred Stock with Corporativo LODEMO S.A DE CV(LODEMO) and Greenrock Capital Holdings, LLC., will be raising net proceeds of $1.3 million. The Company will issue 1,300 shares of Series B Preferred Stock, convertible into 11.82 million shares of the Company’s restricted common stock, at an effective conversion price of $0.11. Proceeds from the transaction will be used for working capital and general corporate purposes.

Global Clean Energy and LODEMO previously announced an agreement to develop and operate a number of large commercial scale Jatropha farms throughout Mexico. The first farm is in development, and is expected to generate revenue for MDI/Global during 2008.

“The LODEMO Group is firmly committed to our partnership to develop Jatropha plantations throughout Mexico. We feel the social, environmental and economic benefits of MDI/Global’s business model are good for Mexico, the US, and the overall global environment. We believe that MDI/Global has the management team and vision to make it successful. We are very excited to be a part of it, both as an operator and as a shareholder”, said Emilio Loret de Mola, LODEMO’s Director General

“We are pleased that the LODEMO Group has demonstrated its confidence in our business model, technology and development capabilities to make a direct investment in MDI at a significant premium to the current valuation,” said Richard Palmer, MDI's President and Chief Operating Officer. “We believe a substantial opportunity exists to become a leader in the production of non-food based biodiesel feedstock oil, and high quality biomass. We are well underway on our Jatropha development activities in Mexico with LODEMO, and we are extremely pleased in their operational knowledge and capabilities.”

Corporativo LODEMO S.A DE CV is a privately held, family owned company operating in Mexico, with substantial land holdings, significant experience in gasoline and diesel distribution and sales, liquids transportation, logistics, land development and agriculture. The exact amount of Jatropha developed in Mexico by MDI/Global under its services agreement with LODEMO will depend on a number of factors, including the success of its initial plantations and available funding.

“Greenrock Capital Holdings LLC, is a privately held investment company organized to acquire, develop and operate renewable energy and clean fuel assets.”

On September 17, 2007 Medical Discoveries announced that it had acquired all of the assets of Global Clean Energy Holdings LLC, and has terminated its prior drug development operations. The LODEMO project in Mexico is one of a number of projects that MDI/Global had under development and that MDI/Global intends to pursue. The company intends to change its name and ticker symbol to reflect its new focus on the bio-diesel alternative energy market. The company also intends to relist on the Over-the-Counter Bulletin Board.

About Medical Discoveries, Inc.

Medical Discoveries, Inc. is now an emerging renewable energy company focused on the production of feedstock used for the production of alternative-energy fuels. The company intends to divest itself of its remaining legacy biopharmaceutical assets, and intends to change its name and ticker symbol to reflect its new focus on the bio-diesel alternative energy market. The company also intends to re-list its shares of common stock on the Over-the-Counter Bulletin Board.

Caution Regarding Forward-Looking Statements

Any statements in this press release about Medical Discoveries' expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). These statements are often, but not always, made through the use of words or phrases such as "believe," “feel”, "will," "expect," "anticipate," "estimate," "intend," "plan," "forecast," "could," and "would”. Examples of such forward looking statements include statements regarding the timing, design, scope, and anticipated results of its efforts to plant, harvest, and commercialize feedstock oil from Jatropha curcas in Mexico. Medical Discoveries bases these forward-looking statements on current expectations about future events. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to, the risk that we might not be able to raise sufficient funds to develop the Jatropha plantations in Mexico, that we may face delays or other difficulties in acquiring and cultivating Jatropha farm lands in Mexico, that we may not be able to successfully commercialize Jatropha oil as expected, that the market for our Jatropha products will not grow as expected, and the risk that the Mexican Jatropha project will not achieve expectations because of the risks normally associated with creating a new business in a new market. For additional information about risks and uncertainties Medical Discoveries faces, see documents Medical Discoveries files with the SEC, including Medical Discoveries report on Form 8-K filed September 17, 2007 concerning the acquisition of the alternative-energy feedstock assets from Global Clean Energy Holdings LLC. Medical Discoveries claims the protection of the safe harbor for forward-looking statements under the Act, and assumes no obligation and expressly disclaims any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

Contact:
CEOcast, Inc. for Medical Discoveries
Investor Contact:
Andrew Hellman, 212-732-4300
adhellman@ceocast.com